UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Celsion Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CELSION CORPORATION

997 LENOX DRIVE, SUITE 100

LAWRENCEVILLE, NJ 08648

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY JUNE 15, 2016

To Our Stockholders:

Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Celsion Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Wednesday, June 15, 2016 at the Harvard Club of New York, 35 West 44th Street, New York, NY 10036, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1)	To elect three Class III Directors, each to serve until the Annual Meeting of Stockholders in 2019 and until their respective successors are duly elected and qualified;

2)	To approve, by a non-binding advisory vote, the 2016 executive compensation for the Company’s executive officers;

3)	To ratify the selection of Stegman & Company as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016;

4)

To approve an amendment to the Company’s Certificate of Incorporation, as amended, to increase the number of shares of the Company’s common stock authorized for issuance from 75,000,000 to 125,000,000; and

5	To consider and act upon any other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

The close of business on April 25, 2016 has been fixed as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting.  Only stockholders of record at the close of business on April 25, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend in person, please complete, sign, date and return the enclosed Proxy Card as promptly as possible in the envelope provided for that purpose. Returning your Proxy Card will ensure your representation and help to ensure the presence of a quorum at the Annual Meeting. Your proxy is revocable, as set forth in the accompanying Proxy Statement. Therefore, you may attend the Annual Meeting and vote your shares in person even if you send in your Proxy Card.

By Order of the Board of Directors

/s/ Jeffrey W. Church
Jeffrey W. Church Corporate Secretary

___________-, 2016

Lawrenceville, NJ

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT MAY -●-, 2016. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	ATTEND THE COMPANY’S 2016 ANNUAL MEETING OF STOCKHOLDERS AND VOTE IN PERSON

•	VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM

•	VOTE BY PHONE BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE, OR SUBMIT YOUR VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR VOTE BY PHONE BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2016. THE PROXY STATEMENT AND OUR 2015 ANNUAL REPORT TO SECURITY HOLDERS ON SECURITIES AND EXCHANGE COMMISSION FORM 10-K ARE AVAILABLE AT WWW.PROXYVOTE.COM.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED PRE-ADDRESSED AND POSTAGE-PAID ENVELOPE OR SUBMIT YOUR VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT.

CELSION CORPORATION

PROXY STATEMENT

i

CELSION CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Celsion Corporation, a Delaware corporation (sometimes referred to in this Proxy Statement as the "Company", "Celsion", "we" or "us"), for exercise in voting at the Company’s 2016 Annual Meeting of Stockholders to be held on Wednesday, June 15, 2016 (the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are first sending this Proxy Statement, accompanying Proxy Card, Notice of Annual Meeting of Stockholders and Annual Report on Securities and Exchange Commission ("SEC") Form 10-K for the fiscal year ended December 31, 2015 ("2015 Annual Report on Form 10-K") to our stockholders on or about May -●-, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday June 15, 2016. The Proxy Statement and our 2015 Annual Report on Form 10-K are available at www.proxyvote.com or you may request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact on our environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s Annual Meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until such election is terminated by the stockholder.

Celsion Corporation is a fully-integrated oncology drug development company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, DNA-mediated immunotherapy and RNA- based therapies. Our lead product candidate is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in a Phase III clinical trial for the treatment of primary liver cancer (the OPTIMA Study) and a Phase II clinical trial for the treatment of recurrent chest wall breast cancer (the EU-DIGNITY Study). Second in our pipeline is GEN-1 (formerly known as EGEN-001), a DNA mediated immunotherapy for the localized treatment of ovarian (the OVATION Study) and is in preclinical development for brain cancers.

Our principal executive offices are located at 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648, and our telephone number is (609) 896-9100.

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

Our 2016 Annual Meeting will be held at 10:00 a.m., local time, on Wednesday, June 15, 2016 at the Harvard Club of New York, 35 West 44th Street, New York, NY 10036.

Who May Attend the Annual Meeting

Only stockholders who own our common stock, par value $0.01 per share (our "Common Stock"), as of the close of business on April 25, 2016, the record date for the Annual Meeting (the "Record Date"), will be entitled to attend the Annual Meeting. At the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media, professional service providers and our employees.

Who May Vote

Each share of our Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to the stockholders at the Annual Meeting. Only stockholders who own Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 23,424,699 shares of our Common Stock issued and outstanding.

How to Vote

If you were a holder of our Common Stock as of the Record Date, you are entitled to vote at the Annual Meeting, and we encourage you to attend and vote in person.  HOWEVER, WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

A pre-addressed and postage-paid return envelope is enclosed for your convenience. Alternatively, you may cast your vote via the internet at www.proxyvote.com or by phone by calling the number printed on the accompanying voting document.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a proxy and bring it to the Annual Meeting in order to vote.

Voting by Proxy

If you vote by proxy, the individuals named on the proxy, or their substitutes, will vote your shares in the manner you indicate.

If a beneficial owner who holds shares in street name does not provide specific voting instructions to their brokerage firm, bank, broker dealer or other nominee, under the rules of certain securities exchanges, including NASDAQ Marketplace Rules, the brokerage firm, bank, broker dealer or other nominee holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters but cannot vote on non-routine matters, the latter of which results in “broker non-votes.” Proposals No. 3 and 4 involves matters we believe to be routine. Accordingly, no broker non-votes are expected to exist in connection with Proposals No. 3 and 4. Broker non-votes are expected in connection with Proposals No. 1 and 2.

Thus, if you date, sign, and return the proxy card without indicating your instructions, your shares will be voted as follows:

●

Proposal No. 1. “FOR” (if authority to do so is not withheld) the election of the three nominees for the Class III Directors, each to serve until the earlier of the Company’s Annual Meeting of Stockholders in 2019 and his successor is duly elected and qualified;

●	Proposal No. 2. “FOR”, by a non-binding advisory vote, the proposal regarding the 2016 executive compensation for the Company’s executive officers;

●	Proposal No. 3. “FOR” the ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the year ending December 31, 2016;

●

Proposal No. 4. “FOR” the approval of the amendment to our Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of the our common stock from 75,000,000 to 125,000,000; and

●

Other Business. In the discretion of your proxy holder (one of the individuals named on your proxy card), on any other matter properly presented at the Annual Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy with a date later than your previously delivered proxy, by voting in person at the Annual Meeting, or by sending a written revocation of your proxy addressed to our Corporate Secretary at our principal executive office. Your latest dated proxy card is the one that will be counted.

Quorum Requirement

A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of holders of our Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A "broker non-vote" occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Requirements

Proposal No. 1. The election of the Class III Directors at the Annual Meeting will be by a plurality of the votes cast. This means that the three director nominees receiving the greatest number of votes cast, in person or by proxy, by the holders of our Common Stock in the election of the Class III Directors, will be elected. Stockholders may not cumulate their votes in electing directors. Stockholders entitled to vote at the Annual Meeting may either vote "FOR" the nominees for election as a director or may "WITHHOLD" authority for the nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below in Proposal No. 1. If a stockholder withholds authority to vote with respect to the nominees for director, the shares held by that stockholder will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominees. Broker non-votes will have no effect on the election of the nominee.

Proposal No. 2. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal No. 2 to approve, by a non-binding advisory vote, the 2016 executive compensation for the Company's executive officers.   The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the 2016 executive compensation for the Company's executive officers.  Abstentions will have the same effect as a vote against Proposal No. 2, but broker non-votes will have no effect on Proposal No. 2;

Proposal No. 3. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal No. 3 regarding the ratification of the selection of Stegman & Company as the Company's independent registered public accounting firm for the year ending December 31, 2016. The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Stegman & Company.  Abstentions will have the same effect as a vote against Proposal No. 3.

Proposal No. 4. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal 4, to amend the Certificate of Incorporation to increase the number of authorized shares of all classes of stock from 75,100,000 to 125,100,000 and the number of authorized shares of common stock from 75,000,000 to 125,000,000 (the "Amendment"). The affirmative vote of the holders of a majority of the outstanding shares will be required to approve the Amendment. Abstentions will have the same effect as a vote against Proposal 4.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If other matters do properly come before the Annual Meeting, or any adjournments or postponements thereof, however, persons named as proxies will vote upon them in their discretion.

Information about the Proxy Statement and the Solicitation of Proxies

The enclosed proxy is solicited by our Board of Directors and we will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, accompanying Proxy Card, Notice of Annual Meeting of Stockholders and the Company's 2015 Annual Report on Form 10-K, as well as any additional materials that we may furnish to stockholders in connection with the Annual Meeting. Copies of our solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners.

We have engaged Morrow & Co., LLC, 470 West Ave. Stamford Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $7,500 plus reasonable out-of-pocket expenses.

The solicitation of proxies may be by mail and direct communication with certain stockholders or their representatives by our officers, directors and employees, who will receive no additional compensation therefor.

Annual Report

Our 2015 Annual Report on Form 10-K is being mailed to stockholders together with this Proxy Statement and contains financial and other information about Celsion, including audited financial statements for our fiscal year ended December 31, 2015. A copy of our 2015 Annual Report on Form 10-K, as filed with the SEC, but excluding exhibits, is available on our website and additional copies may be obtained without charge, upon written request directed to the Corporate Secretary, Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2015 Annual Report on Form 10-K may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or telephone number:

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Attention: Corporate Secretary

(609) 896-9100

If you would like to receive separate copies of the Company's 2015 Annual Report on Form 10-K and the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the address and telephone number set forth above.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED PRE-ADDRESSED AND POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE OR SUBMIT YOUR VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of April 25, 2016 by:

●	each person or group known by us to own beneficially more than five percent of the outstanding Common Stock;

●	each of our directors and the director nominees, as well as each executive officer named in the Summary Compensation Table appearing under the heading "Executive Compensation"; and

●	our directors and executive officers as a group.

We determine beneficial ownership in accordance with the rules of the SEC. Under SEC rules, beneficial ownership for purposes of this table takes into account shares as to which the individual has voting or investment power as well as shares that may be acquired within 60 days.  Shares of Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of April 25, 2016 are treated as outstanding and beneficially owned by the holder of such options. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated or as to the interests of spouses, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned thereby.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED

NAME OF BENEFICIAL OWNER*	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING (2)
EGWU, Inc. (3)	2,427,423	10.4%
Sabby Healthcare Master Fund, Ltd. (4)	2,321,438	9.9%
Augustine Chow (5)	130,903	**
Robert W. Hooper (6)	129,753	**
Alberto Martinez (7)	158.412	**
Frederick J. Fritz (8)	124,884	**
Donald P. Braun	5,000	**
Andreas Voss	5,000	**
Michael H. Tardugno (9)	754,868	3.2%
Nicholas Borys (10)	246,031	1.0%
Jeffrey Church (11)	253,732	1.0%
Khursheed Anwer (12)	55,833	**
Directors and Executive Officers as a group (10 persons)(13)	1,864,416	7.96%

*	The address of each of the individuals named is c/o Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648.

**	Less than one percent.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based on 23,424,699 shares of Common Stock outstanding as of April 25, 2016.

(3)

Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 16, 2016 by EGWU, Inc. (formerly known as Egen, Inc.), an Alabama corporation (“EGEN”). EGEN has the sole voting power and sole dispositive power with respect to 2,427,423 shares of Common Stock. The address of EGEN is 601 Genome Way, Suite 3400, Huntsville, Alabama 35806.

(4)

Based on the Schedule 13G/A (Amendment No. 2) filed with the SEC on January 5, 2016 by Sabby Healthcare Master Fund, Ltd., Sabby Management, LLC and Hal Mintz and including warrants to purchase an aggregate of 2,321,438 shares of Common Stock, which contain certain blocker provisions that restrict the holders thereof and their affiliates from exercising such warrants to the extent such exercise would result in their holding greater than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Sabby Healthcare Master Fund, Ltd. beneficially owns 2,321,438 shares of Common Stock, and (ii) Sabby Management, LLC and Hal Mintz each beneficially own 2,321,438 shares of the Common Stock. Sabby Management, LLC and Hal Mintz do not directly own any shares of Common Stock, but each indirectly owns 2,321,438 shares of Common Stock. Sabby Management, LLC, a Delaware limited liability company, indirectly owns 2,321,438 shares of Common Stock because it serves as the investment manager of Sabby Healthcare Master Fund, Ltd. Mr. Mintz indirectly owns 2,321,438 shares of Common Stock in his capacity as manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities reported except to the extent of its or his pecuniary interest therein. The address of principal business office of Sabby Healthcare Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The address of principal business office of each of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(5)	Includes 118,227 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

(6)	Includes 100,754 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

(7)	Includes 88,331 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of April 25, 2016.

(8)	Includes 85,553 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

(9)	Includes 634,347 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

(10)	Includes 226,105 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

(11)	Includes 221,504 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of April 25, 2016.

(12)	Includes 50,833 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of April 25, 2016.

(13)	Includes 1,525,654 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of April 25, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports with the SEC regarding ownership and changes in ownership of such equity securities.  Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to us copies of all reports that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms furnished to us with respect to our fiscal year ended December 31, 2015, and on our discussions with directors and executive officers, we believe that, during the fiscal year ended December 31, 2015, all applicable Section 16(a) filing requirements were timely met except one Form 4 was inadvertently filed late by Dr. Voss reporting a stock option grant by the Company.

CODE OF ETHICS

The Company has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to its directors, officers, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other officers performing similar functions, and employees. This Code of Ethics constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. A copy of the Code of Ethics is available on the Company's website at http://www.celsion.com and any stockholder may obtain a copy by making a written request to the Company's Corporate Secretary, 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648.  In the event of any amendments to or waivers of the terms of the Code of Ethics, such matters will be posted promptly to the Company's website in lieu of disclosure on Form 8-K in accordance with Item 5.05(c) of Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Code of Ethics requires all of the Company’s directors, officers and employees to give their complete loyalty to the best interests of the Company and to avoid any action that may involve, or that even may appear to involve, a conflict of interest with the Company. The Code of Ethics also requires any of the Company’s directors, officers or employees who become aware of a conflict or potential conflict to bring it to the attention of a supervisor, manager or other appropriate personnel or consult the compliance procedures provided in the Code of Ethics. The Board of Directors reviews and approves or ratifies all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing.

Transactions with Sabby Healthcare Master Fund, Ltd

On May 27, 2015, the Company entered into a Securities Purchase Agreement with certain investors, pursuant to which we sold and issued on June 1, 2015, in a registered direct offering, an aggregate of 3,000,000 shares of our Common Stock at an offering price of $2.675 per share for gross proceeds of approximately $8.0 million before the deduction of the placement agent fee and offering expenses (the “May 2015 Offering”). The investors in the May 2015 Offering included Sabby Healthcare Master Fund, Ltd. (“Sabby Healthcare”) and Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Volatility,” and together with Sabby Healthcare, “Sabby”), which beneficially own greater than 5% of the outstanding shares of our Common Stock. Sabby purchased a total of 1,500,000 shares of our Common Stock at an offering price of $2.675 per share for an aggregate purchase price of approximately $4.0 million.

In a concurrent private placement (the “Private Placement Transaction”), we issued to the investors certain warrants at an exercise price of $2.60 per share. The warrants are exercisable to purchase 0.65 share of Common Stock for each share of Common Stock purchased in the May 2015 Offering. Sabby received warrants exercisable for a total of 975,000 shares of Common Stock. Each warrant will be exercisable on the date of its issuance until the five-year anniversary of the date of issuance.

On July 10, 2015, we filed a registration statement on Form S-3 for the resale of any share of Common Stock issuable upon exercise of the warrants on Form S-3 (File No. 333-205608), which was declared effective by the SEC on July 30, 2015, covering the warrants acquired by Sabby in the Private Placement Transaction.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

GENERAL

The Company's Certificate of Incorporation provides that the number of directors that constitutes the Board of Directors is to be fixed by, or in the manner provided in, our Bylaws, as amended (the "Bylaws"). The Certificate of Incorporation also provides that the Board of Directors is to be divided into three classes, designated as Class I, Class II and Class III, and it is the Company's practice to have such classes as even in size as possible. The Company's Bylaws provide that the Board of Directors is to consist of between three and nine directors, with the exact number to be fixed by action of the Board of Directors. The current number of directors has been fixed by the Board of Directors at seven. Currently, no Board seats remain vacant and the Company’s Board of Directors consists of seven directors, six of which are independent under applicable SEC and NASDAQ rules.

The Board of Directors have nominated Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss to stand for re-election to the Board of Directors as Class III Directors, with terms expiring at the Annual Meeting of Stockholders to be held in 2019 or with the election and qualification of their respective successors. The proxies named in the Proxy Card provided with this Proxy Statement intend to vote "FOR" the election of Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss unless otherwise instructed. If you do not wish your shares to be voted for Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss, you must so indicate by marking the "WITHHOLD" authority box on the Proxy Card next to Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss in which event your shares will not be voted for Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss. In the event that Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss become unavailable for election as a result of an unexpected occurrence, the designated proxies will vote in their discretion for a substitute nominee, or the Board may reduce the number of directors serving on the Board.

Class III Directors (If elected, term expires in 2019)

Mr. Michael H. Tardugno. Mr. Tardugno was appointed President and Chief Executive Officer of the Company on January 3, 2007 and was elected to the Board of Directors on January 22, 2007. In October of 2014, Mr. Tardugno was appointed by the Board of Directors as the Chairman as successor to Max E. Link, Ph.D., who passed away in October 2014. Prior to joining the Company and for the period from February 2005 to December 2006, Mr. Tardugno served as Senior Vice President and General Manager of Mylan Technologies, Inc., a subsidiary of Mylan Inc. From 1998 to 2005, Mr. Tardugno was Executive Vice President of Songbird Hearing, Inc., a medical device company spun out of Sarnoff Corporation.  From 1996 to 1998, he was Senior Vice President of Technical Operations worldwide for a division of Bristol-Myers Squibb, and from 1977 to 1995, he held increasingly senior executive positions including Senior Vice-President of World-wide Technology Development with Bausch & Lomb and Abbott Laboratories.  Mr. Tardugno holds a B.S. degree from St. Bonaventure University and completed the Harvard Business School Program for Management Development.

Dr. Donald P. Braun. Dr. Braun brings over 30 years of research expertise in oncology, with a focus on immunotherapy and the effectiveness and impact of chemotherapy protocols on various cancers and tumor types, and served from_2006 to 2014 as Vice President Clinical Research and since 2014 as Vice President Translational Research and Chief Science Officer at the Cancer Treatment Centers of America. Prior to his current role, he was the Scientific Director of the Cancer Center and Professor of Medicine and Immunology at Rush Medical College in Chicago from 1978 to 1999, and the Administrative Director of the Cancer Institute and a Professor of Surgery with tenure at the Medical College of Ohio from 1999 to 2006, Dr. Braun has been appointed to and served on more than a dozen federal government and public advisory committees on oncology and immunology. He received his Ph.D. in Immunology and Microbiology from the University of Illinois at the Medical Center in Chicago.

Dr. Andreas Voss. Dr. Voss currently serves as Vice President of Clinical Affairs in Europe at Caris Life Sciences, a biotechnology company focused on implementing personalized medicine in oncology through its liquid biopsy technology. Prior to joining Caris in 2010, he was responsible for the global clinical development of Avastin® and a member of the Corporate Drug Safety Board at F. Hoffmann-La Roche from 2006 to 2010. Before joining Roche in 2006, he was Medical Director for the Lung Cancer Disease Area at AstraZeneca, and from 2000 to 2003, he was the Medical Director for Anti-infectives and Oncology at Bayer GmbH. From 1996 to 2000, Dr. Voss was Head of Medical Research, Oncology at Asta Medica AG. Dr. Voss received his M.D. from the University of Hamburg Medical School and was a postdoctoral fellow at the University of California at San Diego. He is board certified in internal medicine.

The Board of Directors concluded that each of Mr. Michael H. Tardugno, Dr. Donald P. Braun and Dr. Andreas Voss has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors based on, among other things, each of their respective leadership attributes and management experience; management experience in the pharmaceutical industry; and professional and educational background.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding the Company's current directors and the nominees (who are currently serving as directors), as well as the Company's non-director executive officers.

NAME	AGE	POSITION(S)	CLASS

Michael H. Tardugno	65	Chairman, President and Chief Executive Officer	III
Robert W. Hooper	69	Director	II
Alberto R. Martinez, M.D.	66	Director	II
Augustine Chow, Ph.D.	63	Director	I
Frederick J. Fritz	65	Director	I
Donald P. Braun, Ph.D.	66	Director	III
Andreas Voss, M.D.	57	Director	III
Khursheed Anwer, Ph.D. MBA	56	Executive Vice President and Chief Scientific Officer
Nicholas Borys, M.D.	56	Senior Vice President and Chief Medical Officer
Jeffrey W. Church	59	Senior Vice President and Chief Financial Officer

Continuing Class I Director Nominees (Term Expires in 2017)

Dr. Augustine Chow.   Dr. Chow has served as a director of the Company since March 2007. Dr. Chow has served as the Chief Executive Officer of Harmony Asset Limited, a publicly listed investment company specializing in China and Hong Kong, from 1998 until May 2015. Currently, Dr. Chow serves as Chairman of Harmony Asset Management Company, Ltd., a non-listed company in Hong Kong. Dr. Chow also serves as Director of Kaisun Energy Group Ltd. and of Medifocus Inc.  From 1990 to 1998, Dr. Chow was the Chief Executive Officer of Allied Group of Companies based in Hong Kong.  Prior to this, Dr. Chow held a senior position with Brunswick Corporation and Outboard Marine Corporation and was responsible for all business activities in South East Asia and China.  Dr. Chow’s qualifications include a number of Bachelors, Masters and Doctoral degrees.  Among them include a MSc from London Business School, a Ph.D. from the University of South Australia, and an Engineering Doctorate and Ph.D. on Biology from City University of Hong Kong.

Mr. Frederick J. Fritz.   Mr. Fritz has served as a director of the Company since July 2011.  Mr. Fritz is currently the CEO and Founder of NeuroDx, a development stage diagnostic device company focused on the neurosurgery market. Mr. Fritz joined NeuroDx from Valeo Medical, a biotech company he founded in 2003 to develop the world's first non-invasive diagnostic test for endometriosis. Prior to that, Mr. Fritz was President and CEO of Songbird Hearing, a medical device company spun out of Sarnoff Corporation. Mr. Fritz began his career in marketing management and new product development. He joined Schering Plough's Wesley Jessen in 1985 as VP Marketing and Sales in 1986. He was promoted to general manager of Schering's Over the Counter pharmaceutical business in 1988 and of the podiatric products business in 1990. He was President of Coleman North America from 1995 to1997.  Mr. Fritz holds a Bachelor’s degree in engineering (summa cum laude) from University of Illinois and an MBA degree from Harvard University.

Continuing Class II Director Nominees (Term Expires in 2018)

Mr. Robert W. Hooper.   Mr. Hooper has served as a member of the Board of Directors since July 2010.  He is currently President of Crows Nest Ventures, Inc. a privately held company, which provides advisory and consulting services to the healthcare industry.  From 1997 to 2001, Mr. Hooper served as President North America for IMS Health Incorporated, a healthcare information and market research company listed on The New York Stock Exchange.  From 1993 to 1997, he served as President of Abbott Laboratories Canada.  From 1989 to 1993, he served as Managing Director, Australia/Asia for Abbott Laboratories.  Prior to that, he held increasingly senior positions at E.R. Squibb and Sterling Winthrop Labs.  Mr. Hooper holds a B.A degree in Biology from Wilkes University.

Dr. Alberto R. Martinez.   Dr. Martinez has served as a member of the Board of Directors since December 2010.  He is currently a consultant to the healthcare industry.  From 2007 to 2008, Dr. Martinez served as the President and Chief Operating Officer of Talecris Biotherapeutics, Inc., a publicly traded life science company.   Prior to that, Dr. Martinez served as Talecris’ President and Chief Executive Officer from October 2005 until June 2007. Prior to that, he held increasingly senior positions as Executive Vice President of Worldwide Commercial Operations at ZLB Behring (subsequently renamed CSL Behring). Prior to ZLB Behring, Dr. Martinez served in various international positions at Sandoz Pharmaceuticals (currently the generic pharmaceuticals division of Novartis) in Brazil, Switzerland, Spain and the U.S. for eighteen years. Dr. Martinez completed his undergraduate and graduate studies at the University of Sao Paulo and received his medical degree from the University of Sao Paulo in 1973. After completing his residency in Pediatrics in 1975, he studied Business and Marketing Administration at the Fundacao Getulio Vargas in Sao Paulo, Brazil.

The Board of Directors concluded that all of the continuing directors have the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors based on, among other things, his:

●	Leadership attributes and experience

●	Management experience in the pharmaceutical industry and/or business experience in countries in which the Company is conducting its clinical trials; and

●	Professional and educational background.

Executive Officers

Following are the biographical summaries for each of the Company's executive officers. Each executive officer is elected by, and serves at the pleasure of, the Board of Directors.

Mr. Michael H. Tardugno.   Mr. Tardugno’s biographical information appears above under the heading “Continuing Class III Directors”.

Khursheed Anwer, Ph.D., M.B.A. Dr. Anwer joined Celsion in June 2014 as Executive Vice President and Chief Scientific Officer, in connection with the Company’s acquisition of all the assets of EGWU, Inc. (formerly known as Egen, Inc.), an Alabama corporation (“EGEN”). Before joining Celsion, Dr. Anwer served as EGEN’s President and Chief Scientific Officer, a position he held since 2009. He joined EGEN in July 2002 as Vice President of Research and Development, and directed the company’s clinical and research and development functions. Before joining EGEN, Inc., Dr. Anwer was Director of Pre-Clinical Development at Valentis, Inc. from July 2000 to June 2002. From 1993 to 1999, he served in several positions at GeneMedicine, Inc., where he led several research projects in the area of non-viral gene therapy. He has authored more than 40 publications in the area of non-viral gene therapy, resulting from his active career in research and development. Dr. Anwer holds a Ph.D. in Physiology/Pharmacology from Ohio University and received post-doctoral training from the University of Texas Health Science Center at Houston.

Nicholas Borys, M.D.   Dr. Borys joined Celsion in October  2007 as Vice President and Chief Medical Officer of the Company and was promoted to Senior Vice President in June 2014. In this position, Dr. Borys manages the clinical development and regulatory programs for Celsion. Dr. Borys has over 20 years of experience in all phases of pharmaceutical development with a focus on oncology.  Immediately prior to joining Celsion, Dr. Borys served as Chief Medical Officer of Molecular Insight Pharmaceuticals, Inc., a molecular imaging and nuclear oncology pharmaceutical company, from 2004 until 2007. From 2002 until 2004, he served as the Vice President and Chief Medical Officer of Taiho Pharma USA, a Japanese start-up oncology therapeutics company. Prior to that he held increasingly senior positions at Cytogen Corporation, Anthra Pharmaceuticals, Inc., Amersham Healthcare, Inc. and Hoffmann La-Roche Inc. Dr. Borys obtained his premedical degree from Rutgers University and holds an M.D. degree from American University of the Caribbean.

Mr. Jeffrey W. Church.   Mr. Church joined Celsion in July 2010 as Vice President, Chief Financial Officer and Corporate Secretary.  Mr. Church was appointed as Senior Vice President, Corporate Strategy and Investor Relations in July 2011.   In July 2013, Mr. Church was reappointed as Senior Vice President and Chief Financial Officer. Immediately prior to joining Celsion, Mr. Church served as Chief Financial Officer and Corporate Secretary of Alba Therapeutics Corporation, a privately held life science company from 2007 until 2010.  From 2006 until 2007, he served as Vice President, CFO and Corporate Secretary for Novavax, Inc., a vaccine development company listed on The NASDAQ Global Select Market.  From 1998 until 2006, he served as Vice President, CFO and Corporate Secretary for GenVec, Inc., a biotechnology company listed on The NASDAQ Capital Market. Prior to that, he held senior financial positions at BioSpherics Corporation and Meridian Medical Technologies, both publicly traded companies. He started his career with Price Waterhouse from 1979 until 1986.  Mr. Church holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

LEGAL PROCEEDINGS

None of the Company's directors or officers has been a part of any legal proceeding within the last 10 years that is subject to disclosure under Item 401(f) of Regulation S-K.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership

Our Board of Directors believes that it is important to select its Chairman of the Board and the Company’s Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces and are therefore in the best position to evaluate the needs of the Company and how best to organize and adopt the Company’s leadership structure to meet those needs. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or by two different individuals, and the Chairman may be a Company insider or an independent director. Mr. Tardugno serves as Chairman of the Board, President and Chief Executive Officer of the Company. Currently all the other directors of the Board are independent under applicable SEC and NASDAQ rules. The Board believes that the Company and its stockholders have been well served by the current leadership structure due to Mr. Tardugno's experience and in-depth knowledge of the Company and the industry.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business and operations, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing the Company. Overseeing risk is an ongoing process, and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

While the Board oversees risk, management is charged with identifying and managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate information about risk to the Board. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The Audit Committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The Compensation Committee is responsible for the design and oversight of the Company’s compensation programs. Based on a review of our company-wide compensation programs, including the compensation programs for our executive officers, the Compensation Committee has concluded that these programs do not create risks that are likely to have a material adverse effect on the Company. The Nominating and Governance Committee periodically reviews the Company’s corporate governance practices, including the risks that those practices are intended to address. It also periodically reviews the composition of the Board of Directors to help ensure that a diversity of skills and experiences is represented by the members of the Board of Directors taking into account the stage of growth of the Company and its strategic direction.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors presently maintains separately designated Audit, Compensation, and Nominating and Governance Committees.

Good Governance Practices

Our Board has a commitment to strong and sustainable corporate governance. As such, we continuously review our practices to ensure effective collaboration of management and the Board. Highlights of the Board's best practices:

•	Six of the seven Board directors and two director nominees are independent;
•	The Board has adopted and published committee charters (charters are available at www.celsion.com);
•	The Board conducts an annual self-evaluation and a review of Board Independence;
•	The Board Committees conduct annual self-evaluations that are reviewed by the Corporate Governance Committee and the Board of Directors;
•	New directors participate in an orientation program and receive a current state briefing before their first Board Meeting;
•	We have stock ownership and stock retention guidelines for our directors;
•	We have policies and practices to specifically align executive compensation with long-term shareholder interests;
•	We have a policy prohibiting hedging and pledging for our officers and directors;
•	An executive compensation clawback policy was adopted by the Board in 2014;
•	The Board reviews management talent and succession annually with the CEO; and
•	There is no automatic enhancement of executive incentive compensation upon a change-in-control.

Audit Committee

The Audit Committee consists of Mr. Frederick J. Fritz, (Chairman), Dr. Augustine Chow and Dr. Alberto R. Martinez. The Audit Committee operates under a written charter as amended and restated effective May 4, 2007. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com. Additional copies of the charter are available upon written request to the Company. All members of the Audit Committee meet the independence standards established by the SEC and NASDAQ.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management's implementation of the Company's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's 2015 Annual Report on Form 10-K with the Company's management and the Company's independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Board of Directors has determined that Mr. Fritz is qualified to serve as the "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K and that Drs. Chow and Martinez meet the financial literacy requirements under applicable NASDAQ rules.

Compensation Committee

The Compensation Committee is responsible for establishing and administering the compensation policies applicable to the Company's directors, officers and key personnel, for recommending compensation arrangements to the Board of Directors and for evaluating the performance of senior management. The Compensation Committee operates under a written charter effective as of December 24, 2003. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com. Additional copies of the charter are available upon written request to the Company.  The Compensation Committee does not delegate the authority to approve compensation policies and actions affecting the Company's named executive officers or directors. The Compensation Committee applies discretion in determining compensation for the Company's executives. The Compensation Committee has not established any equity or other security ownership requirements or guidelines in respect of its executive officers. The Chairman, President and Chief Executive Officer assists the Compensation Committee in evaluating the performance of other executive officers and by providing information to directors as and when requested, such as salary surveys and compensation paid by the Company's competitors, to the extent such information is publicly available. Members of the Compensation Committee undertake to verify such information prior to referring to it in determining executive compensation. The compensation of the Chairman, President and Chief Executive Officer is determined by the Compensation Committee based on the Compensation Committee's evaluation of his performance and with reference to such external or competitive data as they consider necessary.  The compensation of the other named executive officers is determined by the Compensation Committee based on its evaluation of their individual performance and the recommendations of the Chairman, President and Chief Executive Officer.

Mr. Hooper (Chairman) and Drs. Chow and Martinez currently comprise the Compensation Committee. All members of the Compensation Committee are independent under the applicable NASDAQ rules.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors, reconsideration of incumbent directors in connection with nominations for elections of directors and ensuring that the Board of Directors is properly constituted to meet its corporate governance obligations. The Nominating and Governance Committee operates under a written charter effective as of December 24, 2003 and amended on February 27, 2006. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com.  The current members of the Nominating and Governance Committee are Mr. Fritz and Dr. Martinez, each of whom is deemed to be independent under applicable NASDAQ rules.

Science and Technology Committee

The primary purpose of the Science and Technology Committee is to assist the Board of Directors in monitoring the state of science and technology capabilities within the Company and associated risks, and overseeing the development of key technologies and major science and medicine-driven innovation initiatives essential to the long-term success of Celsion. The Science and Technology Committee's responsibilities includes reviewing technologies and technology programs of significance to the Company, with special focus on major external initiatives, observing the evolution of science and medicine outside the Company, participating in the development of metrics to assess the state of Celsion science and technology in subject areas including, but not limited to, patent estate, freedom to operate, productivity, capability and external benchmarks, providing guidance for the Company's external science and technology alliances, and providing guidance on the direction of the Company's science and technology activities, as appropriate. The current members of the Committee are Dr. Voss and Dr. Braun, each of whom is deemed to be independent under applicable NASDAQ rules. In addition, as permitted by its charter, the Committee has selected, as a management member, Dr. Khursheed Anwer, the Company's Executive Vice President and Chief Scientific Officer to assist the committee in the execution of its responsibilities.

MEETINGS OF THE BOARD AND ITS COMMITTEES

During the year ended December 31, 2015, there were a total of four regular meetings of the Board of Directors.  All of our directors attended all of the meetings of the Board of Directors and the committees on which they served that were held during the period for which they were a director or committee member, respectively.  During the year ended December 31, 2015, the Audit Committee met four times and the Compensation Committee and the Nominating and Governance Committee each met once. The Science and Technology Committee is newly formed in 2016. Its Charter requires at least one meeting be held annually.

DIRECTOR NOMINATIONS

The Nominating and Governance Committee

The role of the Nominating and Governance Committee is to act on behalf of the Board of Directors to ensure that the Board of Directors and its standing committees are appropriately constituted to meet their fiduciary and corporate governance obligations. In this role, the Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors and reconsidering incumbent directors in connection with nominations for elections of directors. The Nominating and Governance Committee is also charged with: (i) reviewing and recommending changes in the size and composition of the Board of Directors and its committees; (ii) developing and maintaining criteria and processes for selecting candidates for election as directors; (iii) identifying and recruiting candidates to stand for election as directors and determining whether incumbent directors should stand for reelection; (iv) ensuring that the Company and the Board of Directors operate in accordance with current best practices; (v) providing for ongoing director training and education; (vi) reporting to the Board of Directors on Nominating and Governance Committee activities; (vii) annually reviewing the Nominating and Governance Committee's performance of its responsibilities and duties; and (viii) annually reviewing the Nominating and Governance Committee Charter, the structure and the processes and membership requirements of the Nominating and Governance Committee and recommending to the Board any improvements or amendments that the Nominating and Governance Committee considers appropriate or necessary.

Director Qualifications

It is a policy of the Nominating and Governance Committee that candidates for director be determined to have unquestionable integrity and the highest ethical character. Candidates must demonstrate the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole and may not have any interests that would, in the view of the Nominating and Governance Committee, impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director. Candidates must have experience and demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavors which will complement the talents of the other members of the Board of Directors and further the interests of the Company, bearing in mind the composition of the Board of Directors and the current state of the Company and the biotechnical/biopharmaceutical industry generally. In particular, the Nominating and Governance Committee believes it is important for one or more members of the Board of Directors to have in-depth experience in the biotechnical/biopharmaceutical industry. The Nominating and Governance Committee has determined that one or more of its members, including the incumbents nominated to stand for reelection at the Annual Meeting, have such biotechnical/biopharmaceutical experience.

Candidates are expected to have an appreciation of the major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have the willingness and capability to devote the time necessary to participate actively in meetings of the Board of Directors and committee meetings and related activities, the ability to work professionally and effectively with other members of the Board of Directors and Company management, and the ability and intention to remain on the Board of Directors long enough to make an effective contribution.  Among candidates who meet the foregoing criteria, the Nominating and Governance Committee also considers the Company's current and anticipated needs, including expertise, diversity and balance of inside, outside and independent directors.

The Nominating and Governance Committee, encouraging diversity, endeavors to comprise the Board of Directors of members with a broad mix of professional and personal backgrounds. Thus, the Nominating and Governance Committee accords some weight to the individual professional background and experience of each director. Further, in considering nominations, the Nominating and Governance Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board of Directors. When evaluating a nominee’s overall qualifications, the Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily required of all prospective nominees. In addition to the aforementioned criteria, when evaluating a director for re-nomination to the Board of Directors, the Nominating and Governance Committee will also consider the director’s history of attendance at board and committee meetings, the director’s preparation for and participation in such meetings, and the director’s tenure as a member of the Board of Directors.

Director Independence

In addition, in accordance with the rules of the SEC and NASDAQ, the Company requires that at least a majority of the directors serving at any time on the Board of Directors be independent, that at least three directors satisfy the financial literacy requirements for service on the Audit Committee and that at least one member of the Audit Committee qualify as an "audit committee financial expert" under those rules.

The Board of Directors has determined that Mr. Fritz is qualified to serve as the "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K and that Mr. Fritz, Drs. Chow and Martinez meet the financial literacy requirements under applicable SEC and NASDAQ rules. The Board of Directors has also determined that of the seven currently serving directors, six directors (Drs. Augustine Chow, Alberto R. Martinez, Donald P. Braun, Andreas Voss and Messrs. Robert W. Hooper and Frederick J. Fritz) are independent under applicable SEC and NASDAQ rules. Mr. Fritz acts as the chairman of our Audit Committee.  In considering the independence of the non-employee Directors nominated for election, each of Dr. Braun and Dr. Voss has no relationship with the Company other than as a Director.

Nominating and Governance Committee Process

In selecting candidates for the Board of Directors, the Nominating and Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. Under its charter, the Nominating and Governance Committee is charged with considering incumbent directors as if they were new candidates. However, the Nominating and Governance Committee recognizes the significant value of the continuing service of qualified incumbents in promoting stability and continuity, providing the benefit of the familiarity and insight into the Company's affairs and enhancing the Board of Directors' ability to work as a collective body. Therefore, it is the policy of the Nominating and Governance Committee, absent special circumstances, to nominate qualified incumbent directors who the Nominating and Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member, there is an existing vacancy on the Board of Directors, or the Board of Directors, upon the recommendation of the Nominating and Governance Committee, elects to expand the size of the Board of Directors, the following process would be followed:

●	The Nominating and Governance Committee develops a profile for candidates' skills and experience, based on the criteria described above.

●

The Nominating and Governance Committee initiates a search, polling members of the Board of Directors and management, and retaining a search firm if the Nominating and Governance Committee deems this appropriate.

●

The Nominating and Governance Committee has a policy with respect to stockholders' suggestions for nominees for directorships. Under this policy, stockholder nominees are given identical consideration as nominees identified by the Nominating and Governance Committee.

●	The process by which stockholders may submit potential nominees is described below under "Stockholder Recommendation Process."

●

The Nominating and Governance Committee then determines the eligibility and suitability of any candidate based on the criteria described above and the Nominating and Governance Committee's search profile.

●	The Chairman of the Board of Directors and at least one member of the Nominating and Governance Committee interview prospective candidate(s) who satisfy the qualifications described above.

●	The Nominating and Governance Committee offers other members of the Board of Directors the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

●	The Nominating and Governance Committee seeks endorsement of the final candidate(s) from the full Board of Directors.

●	The final candidate(s) are nominated by the Board of Directors for submission to a stockholder vote or elected to fill a vacancy.

Stockholder Recommendation Process

The Nominating and Governance Committee will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Corporate Secretary at our principal executive offices. All written submissions received from our stockholders will be reviewed by the Nominating and Governance Committee at the next appropriate meeting. The Nominating and Governance Committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board. The Company or the Nominating and Governance Committee may require a stockholder who proposes a nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility or suitability of the proposed nominee to serve as director of the Company. See the section titled “Stockholder Nominations and Proposals for the 2017 Annual Meeting of Stockholders” later in this Proxy Statement.

Revisions to Nomination Process

The Nominating and Governance Committee and stockholder recommendation processes have been developed to provide a flexible framework to permit the director nomination process to move forward effectively. The Nominating and Governance Committee intends to review these processes from time to time in light of the Company's evolving needs and changing circumstances, as well as changes in legal requirements and stock exchange listing standards. The Nominating and Governance Committee may revise these processes or adopt new ones based on such periodic reviews.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has adopted a process through which interested stockholders may communicate with the Board of Directors. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Corporate Secretary, at the Company's headquarters at 997 Lenox Drive, Suite 100, Lawrenceville, New Jersey, 08648.  The envelope containing any such communication should be prominently marked "To the Attention of the Board of Directors" or to a particular committee or director, and the communication should include a representation from the stockholder indicating the stockholder's address and the number of shares of the Company's Common Stock beneficially owned by the stockholder. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders. Depending upon the content of a particular communication, as he deems appropriate, our Corporate Secretary will: (i) forward the communication to the director, directors or committee to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where the stockholder communication consists of a request for information about the Company or is a stock-related matter; or (iii) not forward communications such as solicitations, junk mail and obviously frivolous or inappropriate communications. At each meeting of the Board of Directors, the Corporate Secretary will present a summary of all communications, whether or not forwarded, received since the last meeting and will make those communications available to the directors on request.

BOARD ATTENDANCE

The Board of Directors strongly encourages, but does not require, all directors, to the extent reasonable and practicable, to attend the Company's annual meetings of stockholders in person. All of the current Board members were present at the Company’s 2015 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

2015 DIRECTOR COMPENSATION TABLE

The following table sets forth the cash and noncash compensation paid to the Company’s directors who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) for the year ended December 31, 2015. The compensation paid to any director who was also one of our employees during fiscal year 2015 is presented in the “Summary Compensation Table” and the information that follows that table. Such employee directors do not receive separate compensation for service on the Board or any of its committees.

Name	Fees Earned and Paid ($)	Option Awards ($) (1)	Total ($)
Augustine Chow	$40,000	$53,925	$93,925
Robert W. Hooper	43,500	53,925	97,425
Alberto R. Martinez	40,100	53,925	94,025
Frederick J. Fritz	61,400	53,925	115,325
Donald P. Braun(2)	–	45,720	45,720
Andreas Voss(2)	–	45,720	45,720

(1)

The value reported for Option Awards is the aggregate grant date fair value of stock options granted to the Non-Employee Directors in 2015, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), disregarding any adjustments for forfeiture assumptions. The relevant assumptions used in calculating these amounts are set forth in the Note 11 in the financial statements included in the Company’s 2015 Annual Report on Form 10-K as filed with the SEC on March 30, 2016. See the “Non-Employee Director Stock Option Awards Table” below.

(2)	Dr. Bruan and Dr. Voss joined the Board of Directors in December 2015.

The following table sets forth stock options granted to the Company’s directors who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) for the year ended December 31, 2015. The stock option grants to any director who was also one of our employees during fiscal year 2015 is presented in the “2015 Grants of Plan-Based Awards Table” and the information that follows that table. Employee directors do not receive separate option awards for service on the Board or any of its committees.

Non-Employee Director Stock Option Awards Table
Name	Number of Options Granted	Exercise Price	Grant Date	Expiration Date	Grant Date Fair Value
Augustine Chow (1)	25,000	$2.45	3/17/2015	3/17/2025	$53,925

Robert W. Hooper (1)	25,000	$2.45	3/17/2015	3/17/2025	$53,925

Alberto R. Martinez (1)	25,000	$2.45	3/17/2015	3/17/2025	$53,925

Frederick J. Fritz (1)	25,000	$2.45	3/17/2015	3/17/2025	$53,925

Donald P. Braun (2)	40,000	$1.78	12/15/2015	12/15/2025	$45,720

Andreas Voss (2)	40,000	$1.78	12/15/2015	12/15/2025	$45,720

(1)	Each of these stock option grants in 2015 vest in three equal installments, with one-third of the grant vesting on the date of grant and the remainder vesting in two annual installments thereafter.

(2)	Each of these stock option grants in 2015 vest in three equal installments, with one-third of the grant vesting on each of the anniversary date of grant in 2016, 2017 and 2018.

The following table presents the aggregate number of outstanding unexercised (vested and unvested) options held by each of our Non-Employee Directors as of December 31, 2015.  None of the Non-Employee Directors held any other outstanding stock awards on that date.

Director	Number of Stock Options Outstanding

Augustine Chow	110,551
Robert W. Hooper	93,886
Alberto R. Martinez	88,331
Frederick J. Fritz	84,998
Donald P. Braun	40,000
Andreas Voss	40,000

During the year ended December 31, 2015, each Non-Employee Director of the Company received annual cash compensation in the amount of $27,500 payable in quarterly installments, and an additional $1,100 or $1,700 for attendance, telephonically or in person, respectively, at regular meetings of the Board of Directors and each meeting of a committee of the Board of Directors that was not held in conjunction with a meeting of the Board of Directors. Each Non-Employee director is reimbursed for the out-of-pocket costs of attending meetings of the Board of Directors and of committees of the Board of Directors. The Chairman of the Audit Committee received an additional annual cash fee of $10,000, the Chairman of the Nominating and Corporate Governance Committee received an additional annual cash fee of $6,000, the Chairman of the Compensation Committee received an additional annual cash fee of $7,500 and the Chairman of the Science and Technology Committee will receive an annual cash fee of $6,000 beginning in 2016. Mr. Fritz also received fees totaling $13,000 for strategic and tactical advisory services to the Company. Drs. Braun and Voss joined the Board of Directors in December 2015 and will begin receiving compensation in 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hooper and Dr.’s Chow and Martinez each served on the Compensation Committee of the Board of Directors for 2015.  No director who served on our Compensation Committee at any time during 2015 is or was a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the members of the Compensation Committee during fiscal year 2015 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2015, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company's Board and/or Compensation Committee.

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE AND EXECUTIVE DIRECTORS

The Board of Directors believes that, as a matter of sound corporate governance, non-employee and executive directors should have a significant personal financial stake in our performance. Consequently, in February 2011, the Board of Directors adopted stock ownership guidelines for non-employee and executive directors. Our corporate governance guidelines require that each non-employee director acquire and hold shares of our Common Stock having an aggregate value equal to two times the director’s total compensation in the first year of service and that our executive director acquire and hold shares of our Common Stock having an aggregate value equal to the executive director’s total compensation in the first year of service. Each director is expected to satisfy the applicable ownership guideline within three years after his or her appointment to the board, whichever is later. All directors are in compliance with this requirement.

Shares of our Common Stock that count toward satisfaction of these ownership guidelines include, unless beneficial ownership therein is disclaimed: (i) shares owned outright by the director or executive officer or their immediate family members residing in the same household, whether held individually or jointly; (ii) shares held in a trust, family limited partnership or similar entity solely for the benefit of the director or executive officer and/or their immediate family members; (iii) shares of restricted stock and restricted stock units awarded under our equity incentive plans, including vested and unvested awards; and (iv) shares acquired upon stock option exercise, but not shares underlying unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility to oversee management's implementation of the Company's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's 2015 Annual Report on Form 10-K with the Company's management and the Company's independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee met privately with the Company's independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures and the letter received from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm's examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's 2015 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Mr. Frederick J. Fritz (Chairman)

Dr. Augustine Chow

Dr. Alberto R. Martinez

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to Michael H. Tardugno, our Chairman, President and Chief Executive Officer, Jeffrey W. Church, our Senior Vice President and Chief Financial Officer, Nicholas Borys, M.D., our Senior Vice President and Chief Medical Officer and Khursheed Anwer, Ph.D., our Executive Vice President and Chief Science Officer. These individuals are listed in the 2015 Summary Compensation Table below and are referred to in this discussion as the “Named Executive Officers.”

Introduction

Celsion is a fully-integrated oncology drug development company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer and in Phase II development for the treatment of recurrent chest wall breast cancer. The Company's pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers.  Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies, including TheraPlas™ and TheraSilence™.

As a result of the Company’s drug development status, it is unlikely, in the short to medium term, to generate revenues and income sufficient to cover product development costs. As a result, the Company’s executive compensation philosophy is to align the interests of management and stockholders by emphasizing rewards for Company performance, while remaining competitive with compensation paid by other clinical stage biotechnology companies.

The compensation practices that we have outlined below have been implemented because we believe that they are consistent with our shareholder's interests:

What we do:

●	A significant portion of our executive compensation is based on actual Company performance compared to absolute and relative measures and is therefore “at risk”;
●	Performance shares in our long-term and annual incentive programs are subject to both time and performance vesting requirements;
●

Multiple performance metrics between the annual and long-term incentive plans discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company;

●	Appropriate balance between annual and long-term compensation discourages short-term risk taking at the expense of long-term results;
●	Our executives are encouraged to acquire and maintain meaningful ownership positions in our Company's common stock;
●	Use relevant peer groups in our compensation surveys; and
●	Provide reasonable, double trigger change in control arrangements; and

Following is a list of compensation practices that we have not engaged in because we do not believe that they are consistent with our shareholders' interests:

What we don't do:

●	Re-pricing or backdating of stock options;
●	Hedging or engaging in the following transactions that include shares of Common Stock: collars, short sales and other derivative transactions for NEOs or directors;
●	Excessive perquisites for executives; and
●	Provisions for excise tax gross ups in employment contracts issued.

Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an advisory vote every three years to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the Annual Meeting of Stockholders held in July 2013, approximately 85% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the Company's executive compensation program. The Compensation Committee believes these results affirmed stockholders’ support of the Company’s approach to its executive compensation program. In general, the Compensation Committee did not change its approach in 2015 and believes the program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program.

In March 2016, the Company and Mr. Tardugno entered into an amended and restated employment agreement, which generally maintained the same terms as set forth in Mr. Tardugno’s prior employment agreement, but removed the modified single-trigger provision included in that agreement. Under that provision, Mr. Tardugno was eligible to receive severance following a change in control if Mr. Tardugno elected to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. In accordance with commonly viewed best practices, the parties agreed to remove this provision so that it is longer operative, effective March 30, 2016.

The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the Named Executive Officers.

The Compensation Committee has adopted the following executive compensation approaches, which the Company believes help to achieve the objectives for the executive compensation program and are generally favored by stockholders:

●

A significant amount of the executives’ compensation is at-risk.  For fiscal year 2015, approximately 58% of Mr. Tardugno’s target total direct compensation was performance-based and/or linked to the value of the Company’s stock price. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary (40%), target annual incentive awards (21%), and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s audited financial statements (37%) and all other Compensation (2%).

●

Executives’ bonuses under the Company’s annual incentive program are principally based on the achievement of specific performance objectives established at the beginning of the fiscal year by the Compensation Committee.

●

Executives’ 2015 annual equity awards were granted in the form of stock option awards. We believe the stock option awards further aligns the executives’ interests with those of stockholders as the awards will not have value unless the Company’s stock price appreciates after the award is granted. The stock option awards also provide a retention incentive as they vest over a multi-year period.

●

Executives are also granted stock option and stock awards at the time they join the Company as these provide the same incentives as annual equity awards. These stock option grants and stock awards generally vest over a three or four year period beginning on the first year anniversary of the date of grant.

Executive Compensation Philosophy and Procedures

The Compensation Committee attempts to design executive compensation programs to achieve three principal objectives.

●

The program is intended to attract, motivate and retain talented executives with total compensation that is competitive within the drug development and broader pharmaceutical and biotechnology industry;

●

The program is intended to create an alignment of interests between the Company’s executives and stockholders such that a significant portion of each executive’s compensation varies with business performance and is dependent on stock price appreciation; and

●	The program is designed to award behavior which results in optimizing the commercial potential of the Company’s development program.

The Compensation Committee’s philosophy is to pay competitive total compensation, comprised of annual salaries, annual cash incentives and long-term equity awards (primarily stock options), with a significant percentage of total compensation that is directly linked with the Company’s performance. The Compensation Committee considers the elements of the compensation package to be reflective of compensation packages given to executives of companies of similar size in our industry. Compensation packages generally are designed to pay competitive salaries at the median of the industry compensation surveys as described below, reward superior annual performance through incentive compensation awards and allow executives to participate in increases in stockholder value through stock option and other stock-based grants.

In determining executives’ compensation levels, the Compensation Committee relies primarily on its experience and judgment to provide a package that it believes appropriately balances the need to attract and retain key executive talent with the creation of incentives that will enhance the growth of the Company and provide value for stockholders. As part of its decision-making process, the Compensation Committee takes into account the role and experience of each executive and reviews industry surveys, (specifically, the Radford Global Life Sciences Survey, which covers a broad cross-section of the biotechnology, pharmaceuticals and life science industries and in which the Company participates) for information on the compensation paid to executive officers by companies in our industry that are similar in size, breadth, stage of development or complexity to the Company. The Compensation Committee will also review custom surveys comparing executive compensation with that of specific peer groups (for example, pre-commercial biopharma public companies, biopharma companies with under 50 employee, biopharma companies with a market cap above $100 million and biopharma companies with market cap below $100 million).

In light of the straightforward nature of the Company’s executive compensation arrangements, the Compensation Committee believes it has not been necessary to retain independent compensation consultants, and no consultants were retained by the Compensation Committee or the Company for 2015. The Compensation Committee reviews the compensation surveys as summarized above with the Chief Executive Officer as it relates to elements of yearly performance and compensation of all members of the executive management team. The Compensation Committee believes that an appropriate level of input from our Chief Executive Officer provides a necessary and valuable perspective in helping the Compensation Committee formulate its own independent views on compensation. The Compensation Committee takes measures to ensure its independence with respect to the Chief Executive Officer's compensation, excusing him from portions of meetings to freely discuss his and the other Named Executive Officers compensation. The Compensation Committee made all final determinations on the compensation levels for all Named Executive Officers.

A discussion of each individual element of compensation and the compensation for each Named Executive Officer for 2015 follows.

Annual Salaries

The Company participates in an ongoing industry survey as described above. The Compensation Committee compares base salary for Company executives with the levels provided to similarly situated executives and generally targets base salaries at levels in the median of the survey data.

In early 2015, after reviewing each executive’s job responsibilities, individual performance, our corporate performance, competitive market data and our total compensation expense, the base salaries of Mr. Tardugno, Mr. Church, Dr. Borys and Dr. Anwer were increased by approximately 4%, 4%, 4% and 1.5%, respectively.

Incentive Compensation

The Company has an incentive compensation plan in which all members of our senior management participate. The plan is performance-driven based on Company and personal operational objectives established at the beginning of the year by the Compensation Committee in consultation with the Chief Executive Officer. These operational objectives include the completion of certain development projects, capital raising, cost controls, business development and profit and loss goals, which we believe are ultimately linked to creating stockholder value. These objectives are designed to achieve timely and efficient product development including completion of clinical studies and regulatory approvals. Each member of senior management is individually evaluated based on the achievement of the Company’s overall operational objectives and each individual’s personal performance against these objectives. This component of compensation is provided, among other reasons, to create incentives for members of senior management to meet short and medium term performance goals of the Company, without regard to stock price. Objectives are weighted in terms of overall importance to meeting the Company’s operating plan.

The total annual incentive compensation a member of senior management can earn is based on his level within management, with more senior members of management eligible to earn a higher percentage of their base salary as incentive compensation than less senior members. We believe it is appropriate for executives to have a greater percentage of their compensation “at-risk” based on performance as they generally have a greater role in the achievement of objectives that we believe promote the growth of the Company and the creation of value for stockholders.  The actual amount of incentive compensation paid to any member of senior management is determined on a sliding scale dependent on how successful such member of senior management was in achieving the objectives upon which his or her incentive compensation was targeted and the relative importance to the Company of the objectives achieved. The Compensation Committee retains complete discretion to adjust any incentive compensation down and retains discretion as to whether to grant any incentive compensation to any individual member of senior management at all.

Under the incentive compensation plan for 2015, the Compensation Committee established a number of annual corporate goals identified below that include research and development, regulatory, manufacturing, organizational and financial goals which we believe are essential to building shareholder value.  The relative weighting of these corporate goals is based upon our assessment of the importance of each goal in creating value for the Company and our stockholders. If all of the stated goals were achieved, the overall corporate performance rating would have been 100%.  Each corporate goal was established so that significant levels of achievement were required to meet the goal. Following the conclusion of the annual performance period, the level of achievement for each corporate goal was assessed by the Compensation Committee. The Compensation Committee determined whether each corporate goal had been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the Compensation Committee had the discretion to factor in other significant corporate events that occurred during the performance period which could have resulted in an upward or downward adjustment in the determination of corporate performance. After taking into account the level of attainment of each corporate goal and other appropriate corporate performance factors, the Compensation Committee assigned the overall corporate performance rating, which could have ranged from 0% to 100%. A maximum bonus pool is established by multiplying the overall corporate performance rating by the aggregate target bonuses for all individuals in the incentive plan. Certain individual downward adjustments may be made at the discretion of the Compensation Committee. The aggregate of all individual bonuses awarded under the policy cannot exceed the maximum bonus pool available such that the cost of bonuses ultimately reflects our overall performance and is not inflated by any individual performance rating.

After the corporate performance rating is determined by the Compensation Committee, the individual performance of each Named Executive Officer is reviewed by the Compensation Committee in consultation with Mr. Tardugno in order to determine the appropriate annual performance percentage rating to be assigned to the executive for the performance period.  Each Named Executive Officer’s actual annual performance-based incentive compensation payment is based on a combination of our corporate performance rating and his or her individual performance rating.  The actual annual performance bonus compensation award for each Named Executive Officer is determined in our sole discretion, and the maximum payout for each Named Executive Officer could be up to 100% of his or her target annual performance-based compensation target.

The Named Executive Officers were each assigned a target annual incentive for 2015 ranging from 40% to 100% of base salary. The table below shows the target annual incentive assigned to each Named Executive Officer for 2015 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for Entire 2015 Year($)	Target Annual Incentive for Entire 2015 Year (% of Base Salary)
Michael H. Tardugno	$484,080	100%
Jeffrey W. Church	128,762	40%
Nicholas Borys	144,944	40%
Khursheed Anwer	120,988	40%

The following 2015 corporate objectives and relative weightings assigned to each objective were as follows: include the completion of certain development projects, capital raising, cost controls, business development and profit and loss goals, which we believe are ultimately linked to creating stockholder value. These objectives are designed to achieve timely and efficient product development including completion of clinical studies and regulatory approvals.

1.	Research and Development objectives to enroll patients and activate sites in the Phase III clinical trial of ThermoDox® for treatment of primary liver cancer (the OPTIMA Study) (15%).

2.

Research and Development objectives to close out the Phase I/II study of ThermoDox® for treatment of recurrent chest wall breast cancer (RCW) in the U.S. (the US Dignity Study) and initiate a Phase II study of RCW in Europe (the EU-Dignity Study) (10%).

3.	Research and Development objective to launch an early access program in the European Union (10%).

4.	Research and Development objective to initiate a neoadjuvant Phase I Study of GEN-1 in ovarian cancer (the OVATION Study) (15%).

5.	Research and Development objective to file a Phase I Study protocol of GEN-1 in combination with Avastin® in ovarian cancer with the FDA (5%).

6.	Research and Development objective to file an Investigational New Drug application and begin enrollment in a Phase I Study of GEN-1 in glioblastoma cancer in ovarian cancer (15%).

7.	Financial objectives to manage cash and operating expenses, ensure cash flows are within 10% of plan and maintain sufficient levels of cash to achieve necessary run way to fund operations (20%).

8.	Corporate development objectives to implement current plans to provide succession of senior management and expand the Board of Directors and maintain diversity of both (10%).

These performance objectives served as the corporate performance objectives under the incentive compensation plan for 2015.  Research and development goals comprised 70% of the corporate performance objectives for 2015, with an additional 30% relating to financial and corporate development objectives that we believe were critical to the development of our drug candidate pipeline. We believe this mix of corporate goals was not only an appropriate measure of achievement in 2015, but also represents objectives important to building the long-term foundation of our business.

A report of the achievement of our 2015 corporate objectives was prepared by our executive management team and was then reviewed and assessed by the Compensation Committee. Based on this review and assessment, the Compensation Committee determined that two of the corporate goals identified above (4 and 8) were met.  Four goals (1, 2, 3 and 7) were not fully met and partial credit was given for these goals.  Partial credit was given based on the level of achievement that, while not meeting the full corporate objective, nevertheless represented significant achievement towards that objective that the Compensation Committee determined warranted a proportional award. Two goals (5 and 6) were not met; therefore no credit was given for these goals. The Compensation Committee also determined that significant accomplishments outside of established corporate objectives, including the Company’s progress in certain partnerships and collaborations, advances in clinical development, and attainment of certain financial objectives, should be factored into the determination of the corporate performance rating.  Accordingly, the Compensation Committee determined in its judgment that the corporate performance rating under the incentive compensation plan was 75% for 2015 and that the maximum bonus pool for 2015 would be funded at 65% of the target bonus level. The bonuses awarded to the Named Executive Officers for 2015 fell within the guidelines we established under the incentive compensation plan.

Each of the Named Executive Officers participated in the annual incentive plan for 2015. The target bonus amount for each executive was established pursuant to his employment agreement.  In February 2016, after consideration of the corporate objectives and maximum bonus pool as previously discussed, the Compensation Committee determined to award each of Mr. Tardugno, Mr. Church, Dr. Borys and Dr. Anwer a 2015 bonus equal to 53%, 62%, 54% and 51.5% of each executive’s target bonus award, respectively, based on the performance of the Company and the executive’s individual performance during the year. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table below and were paid in the first quarter of 2016.

In addition to the annual incentive bonus award for 2015, Mr. Church received a special independent performance bonus totaling $20,000 for assuming additional business development opportunities. In addition, Mr. Church and Dr. Borys received special performance bonuses of $15,000 and $7,500, respectively, in recognition of their outstanding individual efforts to acheive the Company's 2015 objectives.

Stock-Based Compensation

The Company grants long-term equity awards to its executives and other employees that are designed to align the interests of Company employees and its stockholders, encouraging participants to maintain and increase their ownership of Company Common Stock with the opportunity to benefit from the Company’s long-term performance. The Company’s equity program has generally consisted of grants of stock options and occasional grants of stock awards.  Because the exercise price of the options is based on the market price of the Company’s Common Stock on the date of grant, the Compensation Committee believes that options help to align the interests of the Company’s executives with those of its stockholders as the options will not have value unless there is appreciation in the Company’s stock price.  The options also serve as a retention tool since they generally vest over a two to four year period following the grant date.  This approach is designed to focus key employees on sustainable growth of the Company and the creation of stockholder value over the long term.

Annual grants to the Named Executive Officers are generally made during the first quarter of the fiscal year. Annual Grants are determined by the Committee based on their review of each individual’s past performance as well as their potential impact on the Company’s future performance. Grants may also be made at other times during the fiscal year in certain circumstances (such as a grant in connection with the hiring or promotion of an executive or other special circumstance as deemed appropriate by the Compensation Committee).  In March 2015, the Compensation Committee approved annual grants of stock options to each of the Named Executive Officers. Prior to June 2015, the 2007 Stock Option Plan limited the number of stock option grants and stock awards to any individual in any one year at 200,000 shares. As the result of this limitation, a total of 65,000 of the 265,000 option awards granted to Mr. Tardugno in 2014 were required to be canceled and returned to the 2007 Stock Option Plan. At the 2015 Annual Shareholder Meeting, the Company’s shareholders approved an increase to this annual limit from 200,000 shares to 300,000 shares. In June 2015, the Compensation Committee approved a stock option grant totaling 65,000 shares to Mr. Tardugno as a replacement for those 2014 options that were cancelled.

Other Compensation

Executive officers are eligible to participate in our medical and other welfare benefit plans and for other benefits, in each case on generally the same basis as other employees. We maintain a 401(k) plan for our employees. Other than the 401(k) plan, we do not offer any of our employees a pension plan, retirement plan or other forms of compensation paid out upon retirement.

Post-Employment Obligations

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Under their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by the Company without cause. The Company has determined that it is appropriate to provide the executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides Mr. Tardugno, Mr. Church and Dr. Borys with enhanced severance benefits if his employment is actually or constructively terminated by the Company without cause in connection with a change in control.

In March 2016, the Company and Mr. Tardugno entered into an amended and restated employment agreement, which generally maintained the same terms as set forth in Mr. Tardugno’s prior employment agreement, but removed the modified single-trigger provision included in that agreement. Under that provision, Mr. Tardugno was eligible to receive severance following a change in control if Mr. Tardugno elected to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. In accordance with commonly viewed best practices, the parties agreed to remove this provision so that it is longer operative, effective March 30, 2016.

Tax Considerations

The Compensation Committee also considers the tax impact of the compensation provided to the Named Executive Officers. Under U.S. tax law, publicly-held companies may be precluded from deducting certain compensation paid to a company’s chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) in excess of $1.0 million in a year. The regulations exclude from this limit certain performance-based compensation, including stock options, provided certain requirements are satisfied. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to make compensation decisions that do not meet the standards of Section 162(m) of the Code when deemed necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom the Board of Directors has determined is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee of the Board of Directors Mr. Robert W. Hooper (Chairman) Dr. Alberto R. Martinez Dr. Augustine Chow

2015 SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash and other compensation paid for the year ended December 31, 2015 and, to the extent required under SEC executive compensation disclosure rules, for the years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total ($)

Michael H. Tardugno (5)	2015	$481,216	$–	$–	$438,480	$256,563	$25,309	$1,201,568
Chairman, President and CEO	2014	462,422	–	42,000	583,197	298,803	308,365	1,694,787
	2013	434,117	–	–	139,554	357,659	24,053	955,383

Jeffrey W. Church (6)	2015	$311,434	$35,000	$–	$107,850	$79,795	$19,617	$553,696
Senior Vice President and CFO	2014	293,485	75,000	36,750	310,620	71,352	18,336	805,543
	2013	275,155	–	–	55,820	91,566	17,712	440,253

Nicholas Borys (7)	2015	$360,215	$7,500	–	$107,850	$78,270	$7,615	$561,450
Senior Vice President and CMO	2014	346,876	100,000	–	279,250	90,590	8,250	824,966
	2013	328,457	–	–	55,820	95,481	7,650	487,408

Khursheed Anwer (8)	2015	$301,782	$–	$–	$80,888	$62,309	$6,923	$451,902
Executive Vice President and CSO	2014	$154,731	–	$140,000	$125,480	$55,964	$3,173	$479,348
	2013	–	–	–	–	–	–	–

(1)

During 2015, Mr. Church received a special bonus of $20,000 for assuming additional business development responsibilities. Also, in the annual compensation review in 2016, Mr. Church and Dr. Borys received a special bonus of $15,000 and $7,500, respectively, in recognition of their 2015 performance.

(2)

The value reported for Stock and Option Awards is the aggregate grant date fair value of stock awards and stock options, respectively, granted to the Named Executive Officers in the years shown, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the Note 11 in the financial statements in the Company’s 2015 Annual Report on Form 10-K filed with the SEC on March 30, 2016.

(3)	Bonuses for 2015 were paid in February 2016. See “Incentive Compensation” in the Compensation Discussion and Analysis above for information on the terms of these bonuses.

(4)

This column includes other compensation as indicated below and matching contributions made by the Company for the Named Executive Officers under the Company’s 401(k) plan. The Company’s matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation and are made in shares of the Company’s common stock.

(5)	For Mr. Tardugno, “All Other Compensation” for 2015 consists of $17,384 for discretionary spending allowance and a 401(k) plan matching contribution of $7,925 in Celsion common stock.

(6)	For Mr. Church “All Other Compensation” for 2015 consists of temporary living and relocation allowance.

(7)	For Dr. Borys, “All Other Compensation” for 2015 consists of a 401(k) plan matching contribution in Celsion Common Stock.

(8)	For Dr. Anwer, “All Other Compensation” for 2015 consists of a 401(k) plan matching contribution in Celsion Common Stock.

NARRATIVE DISCLOSURE TO EXECUTIVE SUMMARY COMPENSATION TABLE

Employment Agreements

The Company and Mr. Tardugno entered into an employment agreement, effective March 30, 2016, which superseded the previous employment agreements with Mr. Tardugno. In March 2016, the Company and Mr. Tardugno entered into an amended and restated employment agreement, which generally maintained the same terms as set forth in the December 2014 agreement, but removed the modified single-trigger provision included in the agreement. Under that provision, Mr. Tardugno was eligible to receive severance following a change in control if Mr. Tardugno elected to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. In accordance with commonly viewed best practices, the parties agreed to remove this provision so that it is no longer operative, effective March 30, 2016. The following narrative describes the terms of the December 2014 employment agreement, as in effect on December 31, 2015.

Subject to earlier termination pursuant to the terms of the December 2014 agreement, the initial term of the agreement ends on January 31, 2018, with automatic one year renewals thereafter, unless either party provides a notice of non-renewal. Mr. Tardugno's December 2014 agreement provides for an initial annual base salary of $465,462, subject to annual adjustment by the Board of Directors of the Company or the Compensation Committee. Mr. Tardugno is also eligible for an annual performance bonus from the Company, pursuant to the Company's management incentive bonus program in effect from time to time. The amount of such bonus will be determined by the Board or the Compensation Committee in its sole and absolute discretion and will not exceed 100% of the then-current base salary except pursuant to a specific finding by the Board or the Compensation Committee that a higher percentage is appropriate. Under the December 2014 agreement, the Company agreed to grant to Mr. Tardugno, at the time of its usual annual grant to employees, annual stock options to purchase shares of the Company's common stock as the Board or the Compensation Committee shall determine.

In the event, (A) that the Company terminates the agreement other than for "cause" (as defined in the agreement) or (B) Mr. Tardugno terminates the agreement upon the occurrence of:  (i) a material adverse change in his duties or authority; (ii) a situation in which he is no longer at least one of the President or the Chief Executive Officer of the Company; (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the Agreement by the Company (each, a "Triggering Event"), or (C) the agreement terminates for nonrenewal, Mr. Tardugno will be entitled to receive a severance payment equal to his base annual salary at the time of termination (the "Severance Amount"), payable in accordance with the Company's normal payroll practices, COBRA premiums for up to twelve months and may generally exercise any vested options through the remainder of their original terms.

In the event of termination of his employment upon a Triggering Event within two years following a "change in control" (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company's obligation under the agreement, and he terminates his employment, Mr. Tardugno is entitled to a lump sum severance payment equal to the Severance Amount and any previously unvested options granted to Mr. Tardugno and covered by the employment agreement shall immediately vest and remain fully exercisable through the remainder of their original maximum terms and otherwise in accordance with their respective original terms.

In the event of termination of his employment upon a Triggering Event within two years following a "change in control" (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company's obligation under the agreement, and he terminates his employment, Mr. Tardugno is entitled to a lump sum severance payment equal to the Severance Amount and any previously unvested options granted to Mr. Tardugno and covered by the employment agreement shall immediately vest and remain fully exercisable through the remainder of their original maximum terms and otherwise in accordance with their respective original terms. The December 2014 agreement also provided that such severance is payable following a change in control if Mr. Tardugno elects to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control; however, as noted above, this provision is no longer operative as of March 30, 2016. Under the December 2014 agreement, a "change in control" is deemed to occur: (i) if any person becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the Company's then-outstanding securities; (ii) there is a change in a majority of the directors in office during any twenty-four (24) month period; (iii) the Company engages in a recapitalization, reorganization, merger, consolidation or similar transaction after which the holders of the Company's voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets after which the holders of the Company's voting securities before such sale or disposition do not continue to hold at least 50% of the voting securities of the Company or its successor after such sale or disposition.

In the event that Mr. Tardugno is terminated for cause or is receiving severance payments contemplated under the employment agreement, Mr. Tardugno shall, among other things, not provide any services, directly or indirectly, to any other business or commercial entity in the Company's "Field of Interest" (as such term is defined in his employment agreement), solicit any customers or suppliers of the Company, directly or indirectly, or employ or seek to employ an employee of the Company for a period of two years following the date of termination. In addition, at no time during the term of the employment agreement or thereafter will Mr. Tardugno knowingly make any written or oral untrue statement that disparages the Company.  Mr. Tardugno is also subject to confidentiality provisions in his employment agreement.

The Company and Dr. Borys entered into an employment offer letter on August 23, 2007, pursuant to which Dr. Borys agreed to serve as the Vice President and Chief Medical Officer of the Company. Under the terms of the offer letter, the Company agreed to pay Dr. Borys an annual starting salary of $270,000, subject to annual review. Dr. Borys is also eligible for an annual bonus, with a target of 35% of his annual base salary, conditioned on his and the Company's performance against key performance objectives, and annual discretionary stock option awards. In connection with his promotion to Senior Vice President in June 2014, Dr. Borys' target bonus was increased to 40%. Dr. Borys' employment with the Company is "at-will"; however, subject to a retention agreement the Company provided to Dr. Borys on February 19, 2013, if the Company terminates Dr. Borys' employment for any reason other than just cause, the Company will pay Dr. Borys a salary continuation and COBRA premiums for up to six months. The salary and COBRA premiums will cease at the end of the six-month period or, if he finds new employment prior to the end of the six month period, the benefit will be reduced by the amount of compensation which he will receive from any new employer.

The Company and Mr. Church entered into an employment offer letter on June 15, 2010.  Pursuant to the offer letter, Mr. Church will receive a starting base salary of $250,000 and will be eligible for an annual bonus, with a target of 35% of his annual base salary, conditioned on his and the Company’s performance against key business objectives.  In connection with his promotion to Senior Vice President in July 2011, Mr. Church’s target bonus was increased to 40%. Mr. Church’s employment is “at-will”; however, if the Company terminates Mr. Church for any reason other than just cause, the Company will pay Mr. Church a salary continuation and COBRA premiums for up to six months. The salary and COBRA premiums will cease at the end of the six month period or if he finds new employment prior to the six month period, the benefit will be reduced by the amount of compensation which he will receive from any new employer.

The Company and Dr. Anwer entered into an employment offer letter effective as of June 20, 2014. Pursuant to the offer letter, Dr. Anwer will receive a starting base salary of $298,000 and will be eligible for an annual incentive bonus, with a target of 40% of his annual base salary contingent upon meeting personal goals and the Company’s objectives established by the Company. The Compensation Committee will determine his actual bonus amount each year. Dr. Anwer’s employment with the Company is “at-will”; however, subject to the retention and severance agreement, if the Company terminates Dr. Anwer’s employment without cause (as such term is defined in the retention and severance agreement), he will be entitled to receive cash severance equal to 12 months of his base salary and reimbursement of his COBRA premiums for up to 12 months. Dr. Anwer’s right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

Change in Control Agreements

In November 2011, the Company entered into change in control severance agreements (CIC Agreements) with each of the Named Executive Officers (other than Dr. Anwer), to provide severance benefits to these executives should their employment terminate in certain circumstances in connection with a change in control of the Company. The following summary is qualified in its entirety by the provisions of the CIC Agreement.

Under the CIC Agreement, in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his employment for good reason, in either case on or within two years after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to the sum of (1) the executive’s annual base salary and (2) the executive’s target annual bonus for the fiscal year in which the termination occurs.  (For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Agreement.) In addition, the Company will pay or reimburse the executive for the cost of COBRA premiums and life insurance coverage for the executive and his eligible dependents, in each case for a period of up to one year following the termination. The executive would also be entitled to full acceleration of his then-outstanding equity awards granted to him by the Company. However, as to any equity award agreement that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms.  In the case of options or similar awards, the award would generally remain exercisable for the remainder of the original term of the award (or, in the case of awards that vested after the date of the change in control, for the lesser of 12 months following the last day such award would have been exercisable under the applicable award agreement and the remainder of the original term). The benefits provided under the CIC Agreement are in addition to, and not in lieu of, any severance benefits the executive may be entitled to receive in connection with the termination of his employment under any other agreement with the Company. The executive’s right to benefits under the CIC Agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

Material Terms of Option Grants During 2015

Each of the stock options awarded to the Named Executive Officers in 2015 and reported in the 2015 Grants of Plan-Based Awards Table below was granted under, and is subject to, the terms of the 2007 Plan. The 2007 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. Under the terms of the 2007 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally terminate, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested in connection with a change in control.

Each option granted to the Named Executive Officers in 2015 was granted with a per-share exercise price equal to the closing price of our Common Stock on the grant date. Each option is scheduled to vest in three installments, with one-third vesting on the date of grant and the balance vesting in annual installments over each of the next two years, subject in each case to the executive’s continued employment through the applicable vesting date, and has a maximum term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information regarding the incentive awards granted to the Named Executive Officers during 2015.  Each of the equity awards reported in the table below was granted under the 2007 Plan.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	All other Stock Awards: Number of Shares or Units of Stock (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Michael H. Tardugno	N/A	$484,080
	3/17/2015			140,000	$2.45	$301,980
	6/19/2015			65,000	2.39	136,500

Jeffrey W. Church	N/A	$128,762
	3/17/2015			50,000	$2.45	$107,850

Nicholas Borys	N/A	$144,944
	3/17/2015			50,000	$2.45	$107,850

Khursheed Anwer	N/A	$120,988
	3/17/2015			37,500	$2.45	$80,888

(1)

The amounts reported in this column represent the target bonus opportunity under the Company’s annual bonus program. See “Incentive Compensation” in the Compensation Discussion and Analysis above for information on the terms of these bonuses.

(2)

The amounts reported in this column represented stock option awards granted under the 2007 Plan. Each option granted to each Named Executive Officer other than Dr. Anwer is scheduled to vest in three installments, with one-third vesting on the date of grant and the balance vesting in annual installments over each of the next two years, subject in each case to the executive’s continued employment through the applicable vesting date, and has a maximum term of ten years. Dr. Anwer’s option vests in three annual installments commencing on the first anniversary date of the grant, subject in each case to Dr. Anwer’s continued employment through the applicable vesting date, and has a maximum term of ten years.

(3)

The amounts reported as the grant date fair value reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements.  The assumptions for making the valuation determinations are set forth in Note 11 in the financial statements of the Company’s 2015 Annual Report on Form 10-K filed with the SEC on March 30, 2016.

2015 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table summarizes the unexercised stock options held by each of the Named Executive Officers as of December 31, 2015.  None of the Named Executive Officers held any other outstanding stock awards as of that date.

		Option Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael H. Tardugno	1/3/2007	95,555	–		$10.89	1/3/2017
	2/19/2008	16,666	–		$24.75	2/19/2018
	1/19/2009	16,666	–		$12.24	1/19/2019
	2/19/2010	18,888	–		$13.23	2/19/2020
	2/25/2011	40,000	–		$11.21	2/25/2021
	2/22/2012	7,333	–		$9.27	2/22/2022
	6/15/2012	19,333	–		$9.68	6/15/2022
	5/6/2013	44,444	–		$4.37	5/6/2023
	2/11/2014	29,629	14,815	(1)	$3.66	2/11/2024
	6/20/2014	93,704	46,852	(1)	$3.50	6/20/2024
	3/17/2015	46,667	93,333	(1)	$2.45	3/17/2025
	6/19/2015	21,667	43,333	(1)	$2.39	6/19/2025

Jeffrey W. Church	7/6/2010	22,222	–		$15.26	7/1/2020
	2/25/2011	15,555	–		$11.21	2/25/2021
	2/27/2012	3,055	–		$9.41	2/27/2022
	6/15/2012	8,055	–		$9.68	6/15/2022
	5/6/2013	17,777	–		$4.37	5/6/2023
	2/11/2014	26,667	13,333	(1)	$3.66	2/11/2024
	6/20/2014	40,000	20,000	(1)	$3.50	6/20/2024
	3/17/2015	16,667	33,333	(1)	$2.45	3/17/2025

Nicholas Borys	9/24/2007	16,666	–		$27.45	9/24/2017
	2/19/2008	7,777	–		$24.75	2/19/2018
	1/19/2009	7,777	–		$12.24	1/19/2019
	2/19/2010	8,888	–		$13.23	2/19/2020
	2/25/2011	15,555	–		$11.21	2/25/2021
	2/27/2012	3,055	–		$9.27	2/22/2022
	6/15/2012	8,055	–		$9.68	6/15/2022
	5/6/2013	17,777	–		$4.37	5/6/2023
	2/11/2014	33,333	16,667	(1)	$3.66	2/11/2024
	6/20/2014	16,667	33,333	(1)	$3.50	6/20/2024
	3/17/2015	16,667	33,333	(1)	$2.45	3/17/2025

Khursheed Anwer	6/20/2014	17,500	22,500	(2)	$3.50	6/20/2024
	3/17/2015	–	37,500	(3)	$2.45	3/17/2025

(1)

Each of these stock options vests in three equal installments, with the first installment vesting on the date of grant and an additional installment vesting on each of the first two anniversaries thereafter.

(2)

These stock options vests in five installments, with the first installment of 10,000 vesting on the date of grant and an additional 7,500 installment vesting on each of the first four anniversaries thereafter.

(3)	These stock options vest in three annual installments commencing on the first anniversary of the date of grant.

The following table summarizes the unvested stock grants held by each of the Named Executive Officers as of December 31, 2015.  None of the Named Executive Officers held any other outstanding stock grants as of that date.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Khursheed Anwer	6/20/2014	35,000	(1)	$81,550
(1)

This amount represents a restricted stock award granted to Dr. Anwer under the 2007 Plan on June 20, 2014. This award will vest on the third anniversary of the grant date, subject to Dr. Anwer’s continued employment through such date.

OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised any of their stock options that vested during 2015. No officers were awarded shares of stock during 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described above under “Narrative Disclosure to Executive Compensation Tables,” the Company has entered into agreements with each of the Named Executive Officers currently employed by the Company that provides benefits that may become payable to the executives in connection with a termination of their employment.  The Company has also entered into agreements with Mr. Tardugno, Mr. Church and Dr. Borys that provides benefits that may become payable to the executives in connection with a termination of employment following a change in control of the Company.  If in the event the Named Executive Officer is entitled to receive severance benefits in connection with a termination of employment under both their severance agreement and their change in control agreement, the executive shall be entitled to receive the benefits from both agreements.  The first table below indicates the benefits that would be payable to each executive if a termination of employment in the circumstances described above had occurred on December 31, 2015 outside of a change in control.  The second table below indicates the benefits that would be payable to each executive if a change in control of the Company and such a termination of employment had occurred on that date.

Severance Benefits (Outside of a Change in Control) Name	Cash Severance	Continuation of Health/Life Benefits	Equity Acceleration	Total

Michael H. Tardugno	$484,080	$15,552	–	$499,632
Jeffrey W. Church	$160,952	$9,852	–	$170,804
Nicholas Borys	$181,180	$9,852	–	$191,032
Khursheed Anwer	$302,470	$20,232	–	$322,702

Change of Control Severance Benefits Name	Cash Severance	Continuation of Health/Life Benefits	Equity Acceleration	Total

Michael H. Tardugno	$968,160	$15,552	–	$983,712
Jeffrey W. Church	$450,666	$9,852	–	$460,518
Nicholas Borys	$507,303	$9,852	–	$517,155

PROPOSAL NO. 2:  ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation program is guided by the principle that the compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

●

A significant amount of the executives’ compensation is at-risk.  For fiscal year 2015, approximately 58% of Mr. Tardugno’s target total direct compensation was performance-based and/or linked to the value of the Company’s stock price.

●

Executives’ bonuses under our annual incentive program are principally based on the achievement of specific performance objectives established at the beginning of the fiscal year by the Compensation Committee.

●

Executives’ equity awards are granted in the form of stock options that help to align the executives’ interests with those of our stockholders as the options will not have value unless there is appreciation in the Company’s stock price after the option is granted.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and is non-binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required

The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the 2016 executive compensation for the Company's executive officers.  Abstentions will have the same effect as a vote against Proposal No. 2, but broker non-votes will have no effect on Proposal No. 2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Stegman & Company ("Stegman") as the independent registered public accounting firm of the Company to audit its financial statements for the fiscal year ending December 31, 2016, and the Board requests stockholder ratification of such selection. Stegman has served as the Company's independent accountants since 1993 and has advised the Company that neither Stegman nor any of its members has, or has had in the past three years, any financial interest in the Company or any relation to the Company other than as auditors and accountants. Representatives of Stegman are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES

The following table presents fees as invoiced for professional audit services rendered by Stegman and Company for the audit of the Company's annual financial statements included in the Company’s Form 10-K and review of quarterly financial statements included in the Company's Forms 10-Q for the fiscal years ended December 31, 2015 and December 31, 2014, and fees for other services rendered by Stegman during those periods:

	2015		2014
FEE CATEGORY	AMOUNT	% OF TOTAL	AMOUNT	% OF TOTAL
Audit Fees	$102,300	74%	$114,200	79%
Audit Related Fees	26,500	19	21,000	14
Tax Fees	9,800	7	10,250	7
All Other Fees	–	–	–	–
Total Fees	$138,600	100%	$145,450	100%

Audit fees consist of fees for professional services rendered by Stegman for the audit of the Company's annual financial statements in the Company’s Form 10-K and for reviews of the quarterly financial statements included in the Company's Forms 10-Q. Audit related fees pertain to the work performed during the Company's equity offerings in 2015 and 2014. Tax fees consist of fees for preparation of the Company's federal and state tax returns. All other fees consist of fees for attendance at the Company's annual meetings, review of registration statements and similar matters.

SERVICES BY EMPLOYEES OF STEGMAN & COMPANY

No part of Stegman's engagement to audit the Company's financial statements for the year ended December 31, 2015 was attributable to work performed by persons other than Stegman's full-time, permanent employees.

AUDIT COMMITTEE POLICY ON APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the policy of the Audit Committee to pre-approve all audit and permissible non-audit services provided by the Company's independent accountants, in accordance with rules prescribed by the SEC. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is based on a written proposal, accompanied by a cost estimate and estimated budget. The Audit Committee has delegated to its Chairman the authority to pre-approve audit and non-audit services with an estimated cost of up to $25,000, provided the exercise of such authority is reported to the Audit Committee at its next regular meeting. The Audit Committee reserves the right, from time to time, to delegate pre-approval authority to other of its members, so long as such members are independent directors.  All of the services of Stegman during 2015 and 2014 were approved by the Audit Committee in accordance with its pre-approval policy and the approval requirements of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF STEGMAN AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2016.

Stockholder ratification of the selection of Stegman as the Company's independent registered public accounting firm is not required by the Company's Bylaws or other applicable legal or regulatory requirements. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of Stegman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Stegman, the Audit Committee will reconsider whether or not to retain that firm, or whether to retain a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL NO. 4:
APPROVAL OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED,

TO INCREASE THE COMPANY'S AUTHORIZED STOCK

The Board of Directors has determined that it is advisable and in the best interest of the Company and our stockholders to amend the our Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase our authorized shares of Common Stock from 75,000,000 to 125,000,000 shares. Our certificate of incorporation currently authorizes us to issue a maximum of 75,000,000 shares of Common Stock, par value $0.01 per share, and 100,000 shares of preferred stock, $0.01 par value per share. As of April 25, 2016, the Record Date, there were 23,424,699 shares of Common Stock issued and outstanding, 65,012 shares of Common Stock held as treasury stock, no shares of preferred stock issued or outstanding and 10,130,515 shares of our Common Stock reserve for issuance upon the following:

●	the exercise of outstanding warrants to purchase 5,894,675 shares of Common Stock;

●	the expiry of a holdback period and issuance to EGWU, Inc. of 670,000 shares of Common Stock pursuant to our acquisition of substantially all of the assets of EGEN, Inc. in 2014; and

●	the exercise, vesting and award of 3,565,770 shares of Common Stock.

As of April 25, 2016, 41,379,774 authorized shares of Common Stock remain available for future issuance. Accordingly, on [●], 2016, the Board of Directors unanimously approved an amendment (the “Amendment”) to our Certificate of Incorporation to increase the number of authorized shares of Common Stock and directed that it be submitted for approval at the Annual Meeting in light of the time and expense that would otherwise be required to convene a special meeting for consideration of the proposed amendment at a later time. The form of the proposed Amendment is attached to this Proxy Statement as Appendix A.

The Amendment would increase the number of shares of Common Stock the Company is authorized to issue by 50,000,000 shares of Common Stock. Thus, if the Amendment pursuant to this Proposal No. 5 is approved by our stockholders, the total authorized capital stock the Company would increase from 75,100,000 to 125,100,000, with the number of authorized shares of our Common Stock set at 125,000,000 shares and the number of authorized shares of our preferred stock will remain unchanged at 100,000. The additional shares of Common Stock proposed to be authorized under the Amendment would have rights identical to our currently outstanding shares of Common Stock. If the proposed Amendment is approved, it will become effective upon the acceptance for filing of the Certificate of Amendment to the Certificate of Incorporation by the Secretary of State of the State of Delaware.

Reasons for Increasing the Number of Authorized Shares of Common Stock

The Board of Directors believes that the increase in authorized common shares will provide the Company with the ability to support its future anticipated growth and would provide the Company with greater flexibility to consider and respond to future business opportunities and needs as they arise, including equity financings and stock based acquisitions. The availability of additional shares of Common Stock would permit the Company to undertake certain of the foregoing actions without delay and expense associate with holding a special meeting of the stockholders to obtain stockholder approval each time such an opportunity arises that would require the issuance of shares of our Common Stock.

Possible Effects of Increasing the Authorized Common Stock

Upon effectiveness of an increase in authorized shares of our Common Stock, except for the conversion or exercise of outstanding convertible or exercisable securities (which conversion or exercise would be at the option of the respective holders), the Company currently has no plans, proposals, arrangements or understandings to issue any of its authorized but unissued shares of our Common Stock. However, it is possible that some of these additional authorized shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed.

Notwithstanding the foregoing, authorized but unissued shares of Common Stock may also enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company. One of the consequences of such an action would be to protect the continuity of or entrench the Company's management. This may adversely affect the market price of our Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transactions by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. We have no current intention to issue shares for anti-takeover purposes.

Failure to approve Proposal 5 could have serious adverse results for, and effects on, the Company. Without a reasonable amount of authorized shares available to the Company for issuance, we may not have the ability to raise additional capital, establish strategic relationships with other companies or expand the Company’s business or product lines through acquisition.

Interests of the Board

No member of the Board of Directors has a substantial interest, directly or indirectly, in the matters set forth in this Proposal No. 5, except to the extent of each member’s ownership of shares of our Common Stock or options or warrants to purchase shares of our Common Stock.

Vote Required for Approval

The affirmative vote of the holders of a majority of our shares of Common Stock outstanding at the Record Date will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, TO INCREASE THE COMPANY'S AUTHORIZED STOCK

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR

THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wants the Company to include a proposal in the Company's proxy statement for presentation at our 2017 Annual Meeting of Stockholders in accordance with Rule 14a-8 promulgated by the SEC under the Exchange Act, the proposal must be received by the Company no later than January 5, 2017. Such proposals should be directed to Celsion Corporation, 997 Lenox Drive, Lawrenceville, NJ 08648, Attention: Corporate Secretary.

A stockholder may also nominate directors or have other business brought before the 2017 Annual Meeting of Stockholders by submitting the nomination or proposal to the Company, not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, in advance of the anniversary of the 2016 Annual Meeting of Stockholders; provided, however, in the event that the date of the 2017 Annual Meeting of Stockholders is more than thirty calendar days before or more than thirty calendar days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th calendar day in advance of such date of annual meeting and not later than the close of business on the later of the 90th calendar day in advance of such date of annual meeting or the 10th calendar day following the date on which public announcement of the date of the meeting is first made. The nomination or proposal must be delivered to the Company's executive offices at 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648, Attention: Corporate Secretary no earlier than February 15, 2017 and no later than March 17, 2017. Any stockholder considering submitting a nominee or proposal for action at our 2017 Annual Meeting of Stockholders is directed to the Company's Bylaws, which contain additional requirements as to submission of nominations for directors or proposals for stockholder action. Copies of the Bylaws may be obtained upon request to the Company's Corporate Secretary. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that the Company files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov , from which interested persons can electronically access the Company’s SEC filings.

The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. The Company is incorporating by reference the following, which include the information required by Item 13(a) of Schedule 14A and further information concerning the transactions described in Proposal 4:

●

Sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016: “Part II. Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Part II. Item 8—Financial Statements and Supplementary Data,” “Part II. Item 7A—Quantitative and Qualitative Disclosure about Market Risk” and “Part II. Item 9—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”.

In addition, all documents the Company files under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Annual Meeting are incorporated by reference into and deemed a part of this Proxy Statement from the date of filing of those documents.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of reports, proxy statements or other information concerning the Company (including the documents incorporated by reference herein) without charge, by written or telephonic request directed to the Corporate Secretary, Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648.

April _*_, 2016	By Order of the Board of Directors

/s/ Jeffrey W. Church
Jeffrey W. Church Corporate Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:  The name of the Corporation is Celsion Corporation.

SECOND:  The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and Certificates of Amendment of Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on October 23, 2013, June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006, July 1, 2009 and October 23, 2013, respectively (the “Certificate of Incorporation”).  Certificates of Designation were filed with the Secretary of State of the State of Delaware on August 17, 2000, May 29, 2002, August 20, 2002 and January 14, 2011, respectively, and a Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013.

THIRD:  The amendments to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the 2016 annual meeting of stockholders of the Corporation held on June 15, 2016 pursuant to Sections 141 and 242 of the DGCL.

FOURTH:  The Certificate of Incorporation is hereby amended by deleting the text of the first paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,100,000 shares, consisting of (i) 125,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 100,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series."

The Board of Directors strongly believes that setting the number of authorized Shares is necessary to provide the Company with resources and flexibility with respect to its capital sufficient to execute our business plans and strategy.

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this            day of            .

By
Name: Michael H. Tardugno Title: President and Chief Executive Officer